Exhibit 21
Video Display Corporation
Subsidiary Companies

Lexel Imaging Systems, Inc.	Aydin Displays, Inc.
1501 Newtown Pike	1 Riga Lane
Lexington, Kentucky	Birdsboro, Pennsylvania

Fox International Ltd.	Mengel Industries, Inc.
23600 Aurora Road	1 Riga Lane
Bedford Heights, Ohio	Birdsboro, Pennsylvania

Southwest Vacuum Devices, Inc.
1868 Tucker Industrial Drive
Tucker, Georgia

Video Display (Europe), Ltd.
Unit 5 Old Forge Trading Estate
Dudley Road, Stourbridge
West Midlands DY9 8EL
England

Z-Axis, Inc.
15 Eagle Street
Phelps, New York

Teltron Technologies, Inc.
2 Riga Lane
Birdsboro, PA